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Exhibit 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MCI Communications Corporations ("MCI") of our report dated January 27, 1997, which appears on page 30 of MCI's Annual Report to Shareholders included in Exhibit 13 to MCI's Current Report on Form 8-K dated February 10, 1997 (Current Report), which is incorporated by reference in MCI's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is included as Exhibit 99 (c) to the Current Report, which is incorporated by reference in MCI's Annual Report on Form 10-K for the year ended December 31, 1996.



PRICE WATERHOUSE LLP



Washington, D.C.
February 24, 1998